EXHIBIT 99.1

Home Federal Bancorp, Inc. of Louisiana

624 Market Street
Shreveport, Louisiana  71101

May 4, 2009

FOR IMMEDIATE RELEASE:

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter and Nine Months Ended March 31, 2009

Shreveport, Louisiana – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTC BB: HFBL), the “mid-tier” holding company of Home Federal Bank, formerly named Home Federal Savings and Loan Association, reported net earnings for the third quarter ended March 31, 2009 of $272,000, or basic earnings per share of $.08, an increase of $160,000, or 142.9%, from the $112,000 in net earnings, or basic earnings per share of $.03, reported for the third quarter ended March 31, 2008.

The increase in net earnings for the quarter resulted primarily from a $295,000, or 41.6%, increase in net interest income.  The Company also recognized an increase in non-interest income of $58,000, or 92.1%, in comparison to the three months ended March 31, 2008.  These increases were partially offset by increases in non-interest expense of $111,000, and income taxes of $82,000, in comparison to the three months ended March 31, 2008.  The increase in net interest income was primarily attributable to a decrease in the Company’s cost of funds.  The increase in non-interest income was primarily due to an increase in gains on sale of investments of $58,000.  The increase in non-interest expense was primarily due to increases in compensation and benefits expense of $42,000, audit and professional fees of $22,000, franchise and bank shares tax of $12,000, printing and office supplies expense of $6,000, advertising expense of $5,000, telephone expense of $3,000, automobile expense of $5,000, and other general and administrative expenses of $7,000, as compared to the three months ended March 31, 2008.

For the nine months ended March 31, 2009, the Company reported net earnings of $520,000, or basic earnings per share of $0.16, an increase of $145,000, or 38.7%, as compared to $375,000 in net earnings, or basic earnings per share of $.12, reported for the nine months ended March 31, 2008.  The increase in net earnings was primarily due to a $506,000, or 22.5%, increase in net interest income.  The increase in net interest income was primarily due to a reduction in the Company’s cost of funds.  This increase was partially offset by increases in non-interest expense of $276,000, and income taxes of $76,000, in comparison to the nine months ended March 31, 2008.  The increase in non-interest expense was primarily due to increases in merger and stock issuance costs of $133,000, compensation and benefits expense of $58,000, and other general and administrative expenses of $55,000.  The merger and stock issuance expense related to our proposed second step conversion and acquisition of a local financial institution which was terminated in August 2008.

At March 31, 2009, Home Federal Bancorp, Inc. of Louisiana reported total assets of $149.5 million, an increase of $11.7 million, or 8.5%, compared to total assets of $137.7 million at June 30, 2008.  The increase in assets was primarily due to an increase in investments of $15.9 million, or 16.2%, from $98.0 million at June 30, 2008 to $113.9 million at March 31, 2009.  This increase was partially offset by decreases in cash and cash equivalents of $3.1 million, or 41.5%, and other assets of $1.6 million, or 49.9%, compared to June 30, 2008.  Cash and cash equivalents at June 30, 2008 included $3.6 million of cash subscription orders which were returned to subscribers following the termination of the offering.  Advances from the Federal Home Loan Bank of Dallas increased $9.1 million, or 33.9%, from $26.9 million at June 30, 2008, to $36.0 million at March 31, 2009.  Deposits increased $1.5 million, or 1.9%, from $78.4 million at June 30, 2008, to $79.8 million at March 31, 2009.  Other liabilities decreased $3.1 million, or 67.4%, from $4.6 million at June 30, 2008, to $1.5 million at March 31, 2009, primarily due to the stock purchase deposit escrow of $3.6 million at June 30, 2008, which funds were returned to subscribers following termination of the offering.

Shareholders’ equity increased $4.3 million to $32.1 million, or 21.5% of total assets, at March 31, 2009 compared to $27.9 million, or 20.2% of total assets, at June 30, 2008.  The primary reasons for the increase in shareholders’ equity were recognition of $520,000 of net earnings for the nine months ended March 31, 2009, an increase in the Company’s accumulated other comprehensive income of $3.8 million, and the distribution of shares associated with the Company’s Recognition and Retention Plan of $126,000.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from its main office and two branch offices in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31, 2009	June 30, 2008
	(Unaudited)

ASSETS

Cash and cash equivalents	$ 4,306	$ 7,363
Investment securities	113,909	98,012
Loans receivable, net	29,625	29,115
Other assets	1,616	3,225
Total assets	$149,456	$137,715

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$ 79,826	$78,359
Advances from the Federal Home Loan Bank of Dallas	35,995	26,876
Other liabilities	1,500	4,606

Total liabilities	117,321	109,841

Shareholders’ equity	32,135	27,874

Total liabilities and shareholders’ equity	$149,456	$137,715

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Total interest income	$1,943	$1,716	$5,664	$5,222
Total interest expense	939	1,007	2,910	2,974
Net interest income	1,004	709	2,754	2,248
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	1,004	709	2,754	2,248
Non-interest income	121	63	174	183
Non-interest expense	713	602	2,140	1,864
Income before income taxes	412	170	788	567
Income taxes	140	58	268	192

NET INCOME	$272	$112	$520	$375

EARNINGS PER SHARE
Basic	$.08	$.03	$.16	$.12
Diluted	$.08	$.03	$.16	$.12

CONTACT:

Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145